Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to give effect to our acquisition on June 2, 2003 of Guilbert S.A. (“Guilbert”), a European contract stationer. The unaudited condensed combined pro forma results of operations assume that such transaction occurred at the beginning of fiscal year 2002. The pro forma financial information is presented for illustrative purposes only and does not purport to be indicative of the results that would have been reported if the acquisition had occurred on such date, or that may occur in the future. This pro forma information does not give effect to cost savings or integration costs that may result from the combination of Office Depot’s and Guilbert’s operations.

Office Depot operates on a 52- or 53-week period ending on the last Saturday in December. Guilbert operates on a 52-week period ending on December 31. This pro forma financial information retains each company’s respective reporting periods. For purposes of the pro forma presentation, Guilbert’s results of operations have been modified from amounts originally reported under French accounting principles to conform to accounting principles generally accepted in the United States of America. The primary differences have been to:

•	recognize the disposition of a business segment during 2002 as discontinued operations,

•	eliminate amortization of goodwill and adopt the initial goodwill impairment testing requirement,

•	recognize unrealized foreign currency gains in current operations, and

•	reclassify various account balances to conform to US GAAP and Office Depot’s presentation.

Additional information is provided in the notes to this unaudited pro forma information. Guilbert’s financial results have also been converted from its euro functional currency into U.S. dollars. The weighted average euro to U.S. dollar exchange rate used for 2002 was 1 euro to 0.943 dollar, and for the first five months of 2003 was 1 euro to 1.087 dollars.

The pro forma adjustments, which are described in the accompanying notes, are based on information available at the time of filing this Amendment to the Current Report on Form 8-K. Included in the unaudited pro forma condensed combined financial information are certain assumptions and estimates that management of the Company believe are reasonable, but may change as additional information becomes available and valuations of the acquired assets are finalized.

This unaudited pro forma financial information is based on, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Office Depot (previously filed) and of Guilbert (included herein).

UNAUDITED PRO FORMA CONDENSED COMBINED RESULTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 28, 2003
($ in thousands, except per share data)

	Office Depot, Inc.	Guilbert S.A.
	26 weeks ended June	Five months ended	Pro Forma
	28, 2003	May 31, 2003	Adjustments		Pro Forma

Sales	$5,871,560	$601,598			$6,473,158
Cost of goods sold and occupancy costs	4,052,466	401,426			4,453,892

Gross profit	1,819,094	200,172			2,019,266
Store and warehouse operating and selling expenses	1,322,625	141,292	5,905	a	1,469,822
General and administrative expenses	251,972	39,278			291,250
Other operating expenses	1,447	—	—		1,447

Operating profit	243,050	19,602	(5,905)		256,747
Other income (expense), net	2,766	3,596	(4,497)	b	1,865

Earnings from continuing operations before income taxes	245,816	23,198	(10,402)		258,612
Income taxes	82,252	12,893	(3,433)	c	91,712

Earnings from continuing operations	$163,564	$10,305	$(6,969)		$166,900

Earnings per share from continuing operations:
Basic	$0.53				$0.54
Diluted	$0.52				$0.54
Shares used in computing earnings per share from continuing operations:
Basic	308,267				308,267
Diluted	311,766				311,766

The accompanying notes should be read in conjunction with this pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED RESULTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 28, 2002
($ in thousands, except per share data)

	Office Depot, Inc.	Guilbert S.A.
	52 weeks ended	52 weeks ended	Pro Forma
	December 28, 2002	December 31, 2002	Adjustments		Pro Forma

Sales	$11,356,633	$1,281,311			$12,637,944
Cost of goods sold and occupancy costs	7,781,410	863,229			8,644,639

Gross profit	3,575,223	418,082			3,993,305
Store and warehouse operating and selling expenses	2,574,101	301,966	21,451	a	2,897,518
General and administrative expenses	486,279	102,920			589,199
Other operating expenses	16,599	—	—		16,599

Operating profit	498,244	13,196	(21,451)		489,989
Other income (expense), net	(20,503)	(11,345)	(7,905)	b	(39,753)

Earnings from continuing operations before income taxes	477,741	1,851	(29,356)		450,236
Income taxes	167,252	36,325	(9,688)	c	193,889

Earnings (loss) from continuing operations	$310,489	$(34,474)	$(19,668)		$256,347

Earnings per share from continuing operations:
Basic	$1.01				$0.84
Diluted	$0.98				$0.81
Shares used in computing earnings per share from continuing operations:
Basic	306,778				306,778
Diluted	322,200				322,200

The accompanying notes should be read in conjunction with this pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 – The Acquisition

The pro forma information has been prepared to reflect the acquisition of Guilbert by the Company for an aggregate price of $951.6 million. The purchase price has been initially allocated as summarized below:

(In millions)	June 2, 2003
Current assets	$450.2
Property, plant, and equipment	94.8
Intangible assets	181.5
Goodwill	589.2
Other assets	90.9

Total assets acquired	1,406.6

Current liabilities	245.2
Long-term liabilities	209.8

Total liabilities assumed	455.0

Net assets acquired	$951.6

The purchase price, after preliminary adjustments for working capital and certain indebtedness, was euro 788.0 million. Of this amount, euro 523.0 million was paid on June 2, 2003 and euro 265.0 million was paid on June 30, 2003. Because Office Depot’s quarter ended on June 28, 2003, the second installment is reflected as a current liability in Office Depot’s condensed consolidated financial statements at quarter end. The purchase price and capitalizable costs of the transaction have been allocated to the fair value of assets and liabilities acquired based on the euro to U.S. dollar exchange rate of 1 euro to 1.1712 dollars on June 2, 2003, the date of the purchase transaction. A working capital adjustment completed subsequent to the end of the quarter has reduced the acquisition cost to euro 780 million and will be included in valuation adjustments during the third quarter of 2003.

The purchase price has been allocated to the estimated fair value of the assets and liabilities based on preliminary independent appraisals and management’s estimates. As this work is completed, these preliminary valuations may change, possibly significantly. The Company is in the process of assessing and formulating a plan of integration for the two businesses. The integration plan will likely include closing some facilities, and terminating or relocating employees. As the Company refines its plan of integration, decisions relating to Guilbert personnel or exit activities will impact the value assigned to goodwill. No estimated integration activity has been included in the preliminary purchase price allocation. Any personnel or exit activities relating to the Office Depot business will be expensed when incurred, unless capitalizable under separate accounting rules. Additionally, goodwill reported in future periods might be affected by a contingent payment to the former parent of Guilbert. If the price of Office Depot stock trades above $20 per share for five consecutive days during the 18-month period subsequent to June 2, 2003, Office Depot will pay euro 40 million to the seller, in a combination of cash and Office Depot common stock determined at Office Depot’s discretion. This contingent payment has not been included in the current value allocated to assets and liabilities because of the uncertainty of payment, but would increase goodwill if paid. A receivable from the seller has been recorded relating to certain indemnifications, principally the value of an unfunded pension liability to be determined and settled at a future date. The estimated unfunded pension liability at June 2, 2003 has been included in the liabilities assumed. This liability and the related receivable from the seller will change based upon future plan valuations until settled.

NOTE 2 – Basis of Presentation

Office Depot. The Office Depot results of operations for 2002 have been derived from the audited financial statements for that period, but have been subject to certain reclassifications to conform to current accounting presentation. In the first quarter of 2003, the Company adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, Accounting for Cash Consideration Received from a Vendor. The primary annual effect of this change is the reclassification of payments received from vendors related to cooperative advertising arrangements from the previous treatment as a credit against advertising expense to a credit against cost of goods sold. The EITF issue did not allow for restatement of prior periods, but this pro forma information for the fiscal year 2002 has been adjusted to consistently apply this newly-adopted accounting treatment.

Guilbert. Guilbert’s results of operations were prepared under accounting principles generally accepted in France, with the euro as the company’s functional currency. For purposes of this unaudited pro forma disclosure, Guilbert’s results have been modified to reflect accounting principles generally accepted in the United States of America (“US GAAP”), and translated into U.S. dollars. These modifications have been based on discussions with Guilbert management and review of significant accounting transactions prior to the acquisition. However, this conversion has not been subject to an audit and may not include all such modifications that would be identified if additional review and testing had been performed. The primary modifications made include:

•	Presentation of the disposal of the catalog business during 2002 as a discontinued operation. Under US GAAP for such disposals, the revenues and expenses of a business sold are removed from the respective line items of the statement of operations and reported, along with the after-tax gain or loss, net on a separate line below income from continuing operations. Revenues and operating profit (under French GAAP) from the catalog business sold during 2002 were approximately euro 360.6 million and euro 36.9 million, respectively. The gain on sale of euro 379.4 million and the related tax effects also would be included in the line used to report discontinued operations. Because these pro forma statements are presented only through income from continuing operations, the individual components described represent differences between the pro forma statement of operations and Guilbert’s Consolidated Income Statement presented in the audited financial statements included elsewhere in this Form 8-K/A.

•	Treatment of goodwill. With the issuance of Statement of Financial Accounting Standard (“FAS”) 142, Goodwill and Other Intangible Assets, goodwill is no longer amortized under US GAAP. Guilbert’s historical statements of operations have been modified to exclude goodwill amortization relating to the contract business of euro 10.1 million for 2002 and euro 4.1 million for the first five months of 2003. Additionally, with the initial implementation of FAS 142, companies were required to evaluate goodwill for potential impairment, with such impairment presented as a cumulative effect of an accounting change. Accordingly, Guilbert’s goodwill impairment charge of euro 23.6 million recorded in 2002 has been excluded from income from continuing operations.

•	Exceptional Items. In addition to the gain on disposal of the catalog business discussed above, exceptional items reported in Guilbert’s income statement prepared in accordance with French GAAP included items that would be reported within operating profit under US GAAP. These items are considered unusual and include asset write-downs, loss contingency accruals, severance arrangements, and other items, but they would not meet the criteria for extraordinary item treatment under US GAAP. Accordingly, exceptional items for 2002 have been reclassified to increase store and warehouse operating and selling expenses by euro 20.1 million, general and administrative expenses by euro 18.7 million, and tax expense by euro 7.6 million. Similarly, the exceptional items net expense of euro 9.1 million for the first five months of 2003 have been reclassified into operating expenses.

Certain other revenue and expense items included in the original Guilbert financial statements have been reclassified to conform to Office Depot’s presentation.

Guilbert’s operations are included in the Office Depot results following the acquisition date of June 2, 2003. Accordingly, the unaudited pro forma results of operations for the six months ended June 28, 2003 presents separately the historical Guilbert operations for the five months ended May 31, 2003.

Guilbert’s income tax expense for 2002 and for the first five months of 2003 reflects an inability to offset income and losses across certain jurisdictions and includes the write-off of certain deferred tax assets. This tax structure may change following the acquisition and past results may not be indicative of the tax expense in future periods.

The weighted average euro to U.S. dollar exchange rate used for conversion of Guilbert’s results for 2002 was 1 euro to 0.943 dollar, and for the first five months of 2003 was 1 euro to 1.087 dollars.

NOTE 3 — Pro forma Adjustments

Pro forma adjustments have been made to reflect:

a) The amortization of acquired intangible assets. At June 2, 2003, intangible assets include $64.4 million for customer-related intangibles and $117.1 million for tradenames. The amortization of customer-related intangibles is based on projected customer turnover that accelerates amortization in the early years of the estimated 5-year life. The preliminary value assigned to tradenames is under continuing review, and has been given an indefinite life for purposes of the initial purchase price allocation. As our valuation work progresses, the value and life assigned to intangible assets may change. The indefinite life tradenames and goodwill will be tested annually for impairment.

b) An assumed net interest cost. A provision has been calculated to reduce assumed interest income on the cash used for the acquisition, partially offset by a reduction in Guilbert’s interest expense related to convertible debt and accounts receivable securitization, both of which were extinguished in transactions that were directly related to the acquisition. These calculations are based on an assumed interest rate of 2.0% for 2002 and 1.75% for the first five months of 2003, offset by Guilbert’s actual interest expense on the liquidated indebtedness.

c) Tax effects of the pro forma adjustments. An income tax benefit has been computed relating to the foregoing adjustments, based upon an assumed statutory rate of 33%. See Note 2 above for discussion of Guilbert’s tax structure and deferred tax write-offs in 2002 and the first five months of 2003. The statutory rate may not be indicative of Guilbert’s future effective tax rate.